UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Sylvamo Corporation

(Exact name of registrant as specified in its charter)

Delaware	86-2596371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6077 Primacy Parkway Memphis, Tennessee	38119
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On November 10, 2025, the Board of Directors of Sylvamo Corporation (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on November 20, 2025, for each share of common stock, par value $1.00 per share, of the Company outstanding on November 20, 2025 to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of November 10, 2025, between the Company and Computershare Trust Company, N.A., as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Preferred Stock, par value $1.00 per share (the “Preferred Shares”), of the Company at a price of $215.00 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on November 10, 2025 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

(d)	Exhibits

3.1 Certificate of Designations designating Series B Preferred Stock of Sylvamo Corporation, as filed with the Delaware Secretary of State on November 10, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November  10, 2025).

4.1 Rights Agreement, dated as of November 10, 2025 between Sylvamo Corporation and Computershare Trust Company, N.A., as rights agent (which includes the Form of Right Certificate as Exhibit B thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November  10, 2025).

99.1 Press Release dated November 10, 2025 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on November 10, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SYLVAMO CORPORATION

By:	/s/ Matthew Barron
Name:	Matthew Barron
Title:	Senior Vice President, Chief Administrative and Legal Officer

Date: November 10, 2025